UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 20, 2021
_____________________
California Resources Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27200 Tourney Road
Suite 200
Santa Clarita
California	91355
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (888) 848-4754
N/A
(Former Name or Former Address, if Changed Since Last Report)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On January 20, 2021, California Resources Corporation (the “Company”) completed its previously announced offering of $600 million aggregate principal amount of its 7.125% senior notes due 2026 (the “Notes”). The terms of the Notes are governed by the Indenture (the “Indenture”), dated as of January 20, 2021, by and among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes will mature on February 1, 2026. Interest will accrue from January 20, 2021 and will be payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2021.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the guarantors identified in the Indenture and the Supplemental Indenture attached hereto (collectively, the “Guarantors”). The Notes and the guarantees are unsecured, rank equally in right of payment with all senior unsecured debt of the Company and the Guarantors and rank senior to all of the existing and future subordinated debt of the Company and the Guarantors.

The Company may, at its option, redeem some or all of the Notes at any time on or after February 1, 2023 at the redemption prices specified in the Indenture. Prior to such time, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price specified in the Indenture. In addition, before February 1, 2023, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus the applicable premium as specified in the Indenture and accrued and unpaid interest, if any, to, but excluding, the redemption date. If the Company experiences certain kinds of change of control trigger events, the Company will be required to offer to repurchase the Notes at 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase. The Indenture contains other customary terms, events of default and covenants.

The above description of the Indenture and the Supplemental Indenture is not complete and is qualified in its entirety by reference to the full text of the Indenture and the Supplemental Indenture, which are filed as Exhibit 4.1 and Exhibit 4.2 hereto and incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Notes, the Indenture, the Supplemental Indenture and the related guarantees is incorporated by reference into this Item 2.03.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charles F. Weiss, Executive Vice President, Public Affairs, and Darren Williams, Executive Vice President, Exploration and Development, of California Resources Corporation (the “Company”), are leaving the Company in connection with a functional realignment and streamlining of the Company’s leadership team. Roy Pineci, Senior Vice President – Finance and the Company’s principal accounting officer, is expected to depart the Company during the second quarter of 2021. These departures did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, financial statements, internal controls, policies or practices. The Company would like to thank Messrs. Weiss, Williams and Pineci for their dedicated service.

Item 7.01    Regulation FD Disclosure.

Organizational Realignment Press Release

On January 21, 2021, the Company issued a press release relating to management changes and organizational realignment. The departures of the named executive officers and principal accounting officer described in Item 5.02 above constitute a portion of those changes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Investor Presentation

On January 21, 2021, the Company posted an investor presentation on its website at www.crc.com. A copy of the investor presentation is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
4.1	Indenture, dated January 20, 2021, by and among the Company, the Guarantors and the Trustee.
4.2	First Supplemental Indenture, dated January 20, 2021, by and among the Company, the Guarantors, the EHP Entities and the Trustee.
99.1	Press release dated January 21, 2021.
99.2	Investor presentation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Michael L. Preston
Name:	Michael L. Preston
Title:	Senior Executive Vice President, Chief Administrative Officer and General Counsel

DATED: January 21, 2021